Exhibit 5.1

ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, N.W. WASHINGTON, DC 20005 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

April 9, 2024

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str.
Maroussi, 15124 Athens, Greece

Re: Star Bulk Carriers Corp.

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands counsel and United States special counsel to Star Bulk Carriers Corp. (the “Company”) and Star Infinity Corp. (“Merger Sub”), corporations organized under the laws of the Republic of the Marshall Islands, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of Post-Effective Amendment No. 1 on Form S-8 to the registration statement on Form F-4 (File. No. 333-276621) (the “Form F-4”) (the “Registration Statement”), relating to the registration of 608,251 shares of the Company’s common stock, par value $0.01 per share (the “Company Common Shares”), issuable under the Eagle Bulk Shipping Inc., a corporation organized under the laws of the Republic of the Marshall Islands (“Eagle”), Second Amended and Restated 2016 Equity Incentive Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the transactions contemplated by the Agreement and Plan of Merger by and among the Company, Merger Sub and Eagle dated as of December 11, 2023 (the “Merger Agreement”), which provides for the proposed merger of Eagle with and into Merger Sub (the “Merger”) with Eagle continuing as the surviving entity, the Company issued up to 29,017,999 Company Common Shares and assumed certain Eagle restricted stock units and restricted stock awards that were issued under the Plan and outstanding as of immediately prior to the effective time of the Merger (collectively, the “Eagle Awards”). The Eagle Awards were converted, in accordance with the terms of the Merger Agreement, into awards relating to Company Common Shares. The Registration Statement has been filed for the purpose of amending the Form F-4 with respect to 608,251 Company Common Shares to be issued pursuant to the Eagle Awards under the Plan, which shares were registered initially on the Form F-4 but will be subject to issuance pursuant to the Registration Statement.

In reaching the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Fourth Amended and Restated Articles of Incorporation and the Third Amended and Restated Bylaws of the Company, (iii) the Plan, and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures, the legal competence or capacity of persons or entities to complete the execution of documents, the persons identified as officers of the Company are serving as such and, as to factual matters, the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement. As to various questions of fact which are material to the opinions hereinafter expressed, we have also relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that all documents referred to above or contemplated by the Registration Statement to be executed in connection with the issuance of the Company Common Shares have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and the terms of the issuance comply in all respects with the terms, conditions and restrictions set forth in the Registration Statement and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing and subject to the limitations set forth herein, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Company Common Shares have been duly authorized, and when the Company Common Shares are issued by the Company in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards to which the Company Common Shares relate, the Company Common Shares will be validly issued, fully paid for and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof. This opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the prospectus and in any prospectus supplement related thereto, without admitting we are “experts” within the meaning of the Securities Act, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP